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MOTO PHOTO, INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
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                                 Three       Three   Six Months  Six Months
                                 Months     Months
                                 Ended       Ended      Ended      Ended
                               30-Jun-97   30-Jun-96  30-Jun-97  30-Jun-96

PRIMARY
Average shares outstanding      7,791,832  7,785,973   7,789,869  7,785,973
Net effect of dilutive common
equivalents --
   based on the treasury
stock method using
   average market price           (B)         (B)        (B)        (A)

TOTAL                           7,791,832  7,785,973   7,789,869  7,785,973



Net income  (loss)             $  528,590 $  309,356  $  401,657  $  14,833
Less preferred stock dividend
requirements                     (70,964)   (72,493)   (142,434)  (145,323)

Net income (loss) applicable
to common stock                $  457,626 $  236,863  $  259,223 $(130,490)



Per share amount               $     0.06 $     0.03  $     0.03 $   (0.02)
FULLY DILUTED
Average shares outstanding      7,791,832  7,785,973   7,789,869  7,785,973
Net effect of dilutive common
stock
   equivalents -- based on
the treasury
   stock method using the
quarter-end market
   price, if higher than          (B)         (B)        (B)        (B)
average market price
Assumed conversion of Series
G convertible preferred
shares                          6,078,288  7,388,802   6,111,050  7,953,677

TOTAL                          13,870,120 15,174,775  13,900,919 15,739,650




Net income (loss)              $  528,590 $  309,356  $  401,657 $   14,833
Pref Series G previously
accreted dividends                998,968  1,236,037     998,968  1,236,037

Fully Diluted Net income
(loss)                         $1,527,558 $1,545,393  $1,400,625 $1,250,870



Per share amount               $     0.11 $     0.10  $     0.10 $     0.08


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(A)The effects of conversion of common stock equivalents to common stock are antidilutive to the earnings per share calculation.